Exhibit 10.1

CONFIDENTIAL

July 2, 2008

United Online, Inc.

21301 Burbank Boulevard

Woodland Hills, California  91367

Attention: Mark Goldston

Re:          $60,000,000 Term Loan

Ladies and Gentlemen:

Silicon Valley Bank, a California banking corporation (“SVB”) is pleased to inform United Online, Inc., a Delaware corporation (“Borrower” or “you”), that it hereby commits to provide a $60 million senior secured term loan (the “Senior Term Loan”) described in the Summary of Terms and Conditions (as defined below) and to act as the administrative agent (“Administrative Agent”) for the Senior Term Loan (the “Term Loan Facility”). After the Closing Date (as defined below), SVB reserves the right to arrange, in consultation with you, for a syndicate of financial institutions and institutional investors (including SVB) (each such financial institution and institutional investor being a “Lender” and, collectively, the “Lenders”) to participate in the Senior Term Loan and SVB agrees that it shall not assign any of its commitment or any of its obligations prior to the Closing Date. Our fees for such services are set forth in the accompanying confidential fee letter (the “Fee Letter”).  The transaction contemplated by the Senior Term Loan and the payment of related fees and expenses (the “Fee and Expense Payments”) and other related transactions are collectively referred to herein as the “Transaction”.  The Summary of Terms and Conditions is attached hereto as Annex A (the “Summary of Terms and Conditions” and, together with this letter and the other annexes and schedules attached hereto, the “Commitment Letter”).  The term “Credit Parties” as used herein refers collectively to Borrower and all domestic subsidiaries of Borrower (excluding UNOL Intermediate, Inc. (“Intermediate Co.”), FTD Group, Inc. (“Target”) and their subsidiaries) (such domestic subsidiaries of Borrower (excluding Intermediate Co., Target and their subsidiaries), the “Restricted Subsidiaries”); provided that Classmates Media Corporation (“CMC”) and its subsidiaries will be released as a Credit Party in connection with the initial public offering of CMC (the “Classmates IPO”) as described below.

The foregoing commitment is expressly subject only to (i) from December 31, 2007 through the date hereof, there having not been any Purchaser Material Adverse Effect (as defined in the Agreement and Plan of Merger dated as of April 30, 2008 (the “Merger Agreement”) by and among Borrower, UNOLA Corp., a Delaware corporation (the “Merger Sub”), and Target, (ii) the satisfaction of the terms and conditions set forth in this paragraph and Annex B attached hereto, and (iii) the absence of any competing offering, placement or arrangement for any debt security or bank financing of Borrower (other than (A) the credit facilities contemplated by the commitment letter dated as of April 30, 2008 (the “Wells Fargo Commitment Letter”) among Borrower and Wells Fargo Bank, National Association and (B) the Purchaser Notes (as defined in the Merger Agreement (it being understood that the Purchaser Notes will not be issued if the Senior Term Loan is funded)).

Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Senior Term Loan on the Closing Date shall be the Specified Representations (as defined below), and (b) the terms of the documentation for the Senior Term Loan shall be such that they do not impair the availability of the Senior Term Loan on the Closing Date if the conditions set forth in the preceding paragraph are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates which have been provided to Borrower) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Senior Term Loan on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower). As used herein, “Specified Representations” means representations relating to organizational power and authority to enter into the documentation relating to the Senior Term Loan, due execution, delivery and enforceability of such documentation, Federal Reserve margin regulations and the Investment Company Act, the representations and warranties set forth in this Commitment Letter relating to Information and Projections and perfection of and priority of security interests (other than to the extent any security interest in the intended collateral is not required to be provided on the Closing Date in accordance with this paragraph) and the accuracy of the Closing Date Certificate to be delivered pursuant to the terms of Annex B attached hereto.

The Administrative Agent will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential Lenders, any titles offered to potential Lenders and the amount and distribution of fees among the Lenders; provided however, any assignment or participation (or prospects thereof) prior to the earlier to occur of (i) 90 days following the date that Borrower acquires the Target and (ii) the termination of the Merger Agreement shall be coordinated with Wells Fargo Bank, National Association. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth herein or in the Fee Letter will be paid in connection with the Senior Term Loan unless you and we shall so agree. Upon the Administrative Agent’s request (not to exceed once), you agree to assist the Administrative Agent with a syndication for up to 90 days after such request. Without limiting your obligations to assist with syndication efforts as set forth herein, the Administrative Agent agrees that the completion of syndication is not a condition to its commitments hereunder or the funding of the Senior Term Loan. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your lending and investment banking relationships as well as those of the Credit Parties, (ii) your using reasonable efforts to make certain members of the Credit Parties’ management available during regular business hours (upon reasonable advance notice) to answer questions regarding the Senior Term Loan, (iii) your using reasonable efforts to make the Credit Parties’ consultants and advisors available during regular business hours (upon reasonable advance notice) to answer questions regarding the

Senior Term Loan, (iv) your using reasonable efforts (and using commercially reasonable efforts to cause the Credit Parties to assist) to provide or cause to be provided to us information reasonably deemed necessary by us in connection with such syndication, and (v) the hosting by you and the Borrower of one or more meetings with prospective Lenders.  The provisions of this paragraph shall survive termination of this Commitment Letter.

You acknowledge that (i) the Administrative Agent on your behalf will make available certain information on IntraLinks or another similar electronic system and (ii) certain prospective Lenders may have personnel that do not wish to receive Private Lender Information (referred to below). You agree, at the reasonable request of the Administrative Agent and for up to 90 days after such request, to assist in the preparation of marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to you, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by SVB to any Lender in connection with the Term Loan Facility will, at the request of SVB, be identified by you as either (x) containing Private Lender Information or (y) containing solely Public Lender Information. You acknowledge that, unless you notify SVB otherwise, the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Term Loan Facility (other than the separate disclosure schedules referred to therein); (2) administrative materials prepared by SVB for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Term Loan Facility. The provisions of this paragraph shall survive termination of this Commitment Letter.

You hereby represent that to your knowledge, (i) all written information, other than the Projections (as defined below), forward looking information and information of a general economic or industry nature, which has been or is hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is or will be, in the case of Information made available after the date hereof, when taken as a whole, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections concerning the Borrower and the Restricted Subsidiaries that have been or are hereafter made available to us or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be, in the case of Projections made available after the date hereof, prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that the financial projections are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material. Upon SVB’s reasonable request, you agree to supplement the Information and the Projections from time to time, so that the representation in the preceding sentence is correct. In arranging and syndicating the Term Loan

Facility, the Administrative Agent will be using and relying on the Information and the Projections without independent verification thereof.

You hereby agree to pay our reasonable documented costs and expenses (including the reasonable documented fees and expenses of outside counsel, reasonable professional fees of consultants and other experts hired upon the request of any prospective Lender and reasonable out-of-pocket expenses, including without limitation syndication expenses and Intralinks (or another similar electronic system) expenses) incurred before or after the date of this Commitment Letter arising in connection with this Commitment Letter, the Definitive Senior Financing Documents (as defined in Summary of Terms and Conditions), the syndication of the Senior Term Loan and the other transactions contemplated hereby.  You hereby further agree to indemnify and hold harmless Administrative Agent and each Lender (including SVB) and their respective affiliates and each director, officer, employee, agent, attorney and affiliate thereof (each such person, an “indemnified person”) from and against any claims, damages payable to third parties, liabilities or other expenses to which an indemnified person may become subject, insofar as such claims, damages payable to third parties, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction and the other transactions contemplated by this Commitment Letter, the Fee Letter, the extension of the financing contemplated hereby, the Senior Term Loan or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated hereby, and to reimburse each indemnified person for any reasonable documented legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not any such investigation, litigation or other proceeding involves claims made between you, your subsidiaries or any third party and any such indemnified person, and whether or not any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity and reimbursement obligations contained herein shall not apply to the extent that it is determined in a final judgment by a court of competent jurisdiction that such claims, damages payable to third parties, liabilities or other expenses result from the gross negligence, or willful misconduct of, or breach of this Commitment Letter or the Fee Letter by, such indemnified person or any of their directors, officers, employees, agents, attorneys or affiliates. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or similar information transmission systems in connection with the Senior Term Loan, except to the extent such damages arise from such indemnified person’s or any of their directors, officers, employees, agents, attorneys’ or affiliates’ gross negligence, willful misconduct or breach of this Commitment Letter or the Fee Letter.  No indemnified person shall be responsible or liable to any other party or any other person for any indirect, consequential or special damages. The foregoing provisions of this paragraph shall be in addition to any rights that any indemnified person may have at common law or otherwise.  The provisions of this paragraph shall survive termination of this Commitment Letter.

As you know, SVB or its affiliates may from time to time effect transactions, for its own account or for the accounts of customers, and may hold positions in loans, options on loans, securities and options on securities, of companies that may be the subject of the transactions contemplated by this Commitment Letter or otherwise relate to the Borrower or any of its subsidiaries.

You acknowledge and agree that in connection with all elements of each transaction contemplated under this Commitment Letter and the Fee Letter (i) neither SVB nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of you or any of the Credit Parties except the obligations expressly provided for under this Commitment Letter and the Fee Letter and (ii) SVB and its affiliates, on the one hand, and you and the Credit Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you or any of the Credit Parties rely on, any fiduciary duty on the part of SVB or any of its affiliates.

This Commitment Letter and the Fee Letter are intended solely for your benefit and nothing in this Commitment Letter or the Fee Letter, express or implied, shall give any person other than the parties hereto, any beneficial or legal right, remedy or claim hereunder. Neither this Commitment Letter nor the Fee Letter is assignable by you, and may not be relied upon by any other person or entity. Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than Target, Wells Fargo, such party’s, Target’s or Wells Fargo’s accountants, attorneys and other advisors (in each case, with the fee amounts in the Fee Letter redacted), and, in the case of SVB and the Administrative Agent, their affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter. Additionally, any of the parties hereto may make such disclosures of this Commitment Letter and the Fee Letter as are required by regulatory authority, law (including the disclosure rules of the Securities and Exchange Commission) or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other parties hereto of any such disclosure prior to making such disclosure. SVB will use all confidential information provided to it or its affiliates by or on behalf of you or the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent SVB or its affiliates from disclosing any such information as required or requested by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or to prospective lenders in connection with the syndication of the Senior Term Loan; provided that SVB will use its commercially reasonable efforts to notify you of any such disclosure prior to making such disclosure. SVB hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), SVB may be required to obtain, verify and record information that identifies you, which information would include your name and address and other information that would allow SVB to identify you in accordance with the Act. Anything to the contrary contained herein notwithstanding, we hereby consent to your disclosure of a copy of this Commitment Letter and a copy of the Fee Letter (with fee amounts redacted) on a confidential basis to the Target and Wells Fargo and their respective financial and legal advisors for its use in connection with the evaluation of your proposal for the Transaction.

You hereby agree that upon consummation of the Transaction, SVB or any of its affiliates may place customary “tombstone” advertisements (which may include any of your trade names or corporate logos) in publications of its choice (including without limitation

“e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to your corporate website) at its own expense, subject to your consent, not to be unreasonably withheld. In addition, you agree that SVB or any of its affiliates may disclose information about the transaction to market data collectors and similar service providers to the financing community.

Our offer will terminate at 5:00 p.m. (California time) on July 3, 2008, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter to Silicon Valley Bank, 5820 Canoga Avenue, #210, Woodland Hills, CA 91367, attention: Mark Turk. The commitment herein provided for will also expire on the close of business on October 30, 2008, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder and under the Fee Letter in respect of indemnification, confidentiality and fee and expense reimbursement shall survive any termination of the commitment pursuant to this paragraph.

Notwithstanding anything to the contrary contained herein, your obligations (including the obligation to indemnify each indemnified person and to pay legal fees and other expenses) and the representations and covenants under this Commitment Letter shall remain effective until the execution of the Definitive Senior Financing Documents and thereafter such obligations, representations and covenants shall be superseded by those contained in the Definitive Senior Financing Documents and you shall automatically be released from all liability under this Commitment Letter upon the execution of the Definitive Senior Financing Documents. You may terminate this Commitment Letter at any time subject to the provisions of this paragraph.

This Commitment Letter (including the Summary of Terms and Conditions) shall be governed by, and construed in accordance with, the laws of the State of California.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, YOU, SVB AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS COMMITMENT LETTER, THE FEE LETTER OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTER.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.

The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Commitment Letter constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

We appreciate having been given the opportunity by you to be involved in this transaction.

Very truly yours,

SILICON VALLEY BANK, A
CALIFORNIA BANKING
CORPORATION

	By:	/s/ Mark Turk
	Title:	Senior Relationship Manager

Commitment Letter

AGREED AND ACCEPTED as of

the date first written above:

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President and
Chief Executive Officer

Commitment Letter

ANNEX A

United Online, Inc.

$60,000,000 Senior Secured Term Loan

Summary of Terms and Conditions

The following summarizes selected terms of the senior term loan (the “Senior Term Loan”).

This Summary of Terms and Conditions is intended merely as an outline of certain of the material terms of the Senior Term Loan. It does not include descriptions of all of the terms and other provisions that are to be contained in the definitive documentation relating to the Senior Term Loan and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein; provided however, there shall be no other conditions other than as set forth in this Commitment Letter (as defined below) and the Summary of Terms and Conditions. All terms defined in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached and not otherwise defined herein shall have the same meanings when used herein.

Borrower:	United Online, Inc. (“Borrower”)

Guarantors:

All existing and future subsidiaries of the Borrower (the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided, however, that Intermediate Co., Target, their subsidiaries, non-U.S. subsidiaries and, following a Classmates IPO, CMC and its subsidiaries shall not be required to deliver guaranties and shall not be Guarantors.

Administrative Agent:	Silicon Valley Bank, a California banking corporation (“SVB or “Administrative Agent”).

Lenders:	A syndicate of financial institutions and institutional lenders (including SVB) acceptable to SVB after consultation with the Borrower.

Closing Date:	The date the initial loans are made under the Senior Term Loan (the “Closing Date”) and not later than October 30, 2008.

Type and Amount:	The Term Loan Facility shall consist of a Senior Term Loan.

Term Loan Facility. The Term Loan Facility will be made available in a single borrowing on the Closing Date. Once repaid, the term loans made under the Term Loan Facility may not be reborrowed. Such term loans will have a final maturity date of four years after the Closing Date and be in an original principal amount of $60,000,000. The Term Loan Facility shall be repaid in equal quarterly installments of $3,750,000 beginning December 31, 2008. Any outstanding amounts shall be paid on the maturity date.

Purpose:

The Senior Term Loan can be used for working capital requirements, to fund the acquisition of the Target and for other corporate purposes of the Credit Parties (including investments and acquisitions).

Security:

The Senior Term Loan will be secured by first priority perfected liens on substantially all existing and after-acquired personal property (tangible and intangible) of the Borrower and the Guarantors, including without limitation all accounts receivable, inventory, equipment, intellectual property, other personal property, and owned real property, and a pledge of the capital stock of the subsidiaries owned by the Borrower and the Guarantors (other than the capital stock of Intermediate Co., Target and their respective subsidiaries), subject in each case to such exceptions as may be agreed upon (the “Collateral”); provided, however, that no more than 66.0% of the equity interests of first-tier non-U.S. subsidiaries will be required to be pledged as security.

Notwithstanding the foregoing, the following assets will be excluded from the Collateral securing the Senior Term Loan: (i) leasehold interests in real property, (ii) those assets over which the granting of a security interest in such assets would be prohibited by contract or applicable law, (iii) other exceptions to be mutually agreed upon or which are usual for facilities of this type and (iv) fee interests in real property valued at less than $5,000,000.

The Collateral shall ratably secure the Term Loan Facility.

Negative pledge on all assets of the Credit Parties, subject to customary permitted liens to be agreed upon.

Interest Rates:

All amounts outstanding under the Senior Term Loan shall bear interest, at the Borrower’s option, at the Base Rate plus 2.00% or at the reserve adjusted LIBOR Rate plus 3.50%; provided however, in no event shall the LIBOR Rate be less than 3.00%.

Interest Payments:

Monthly for Base Rate Loans; on the last day of selected interest periods (which shall be one, two, three and six months) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year; provided that interest on Base Rate Loans shall be computed on the basis of a 365/366 day year for actual days elapsed.

Voluntary Prepayments and Commitment Reductions:

The Senior Term Loan may be prepaid in whole or in part without premium or penalty (LIBOR Loans prepayable only on the last days of related interests periods or upon payment of any breakage costs actually incurred) and the Lenders’ commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied in the inverse order of maturity.

Mandatory Prepayments and Commitment Reductions:

Subject to certain exceptions customary and appropriate for financings of this type (including reinvestment rights) to be agreed upon, the Senior Term Loan will be prepaid by an amount equal to: (i) the greater of (x) $30 million and (y) 50% of the net cash proceeds received by the Borrower promptly following the consummation of the Classmates IPO; and (ii) 50.0% of Excess Cash Flow (as defined below) for each fiscal quarter, commencing with the quarter ending March 31, 2009 (and to be paid 45 days after quarter-end (or 90 days in the case of the fourth quarter of any fiscal year); provided that the required amount of such Excess Cash Flow prepayment will be reduced on a dollar for dollar basis by the amount of any voluntary prepayments of the Senior Term Loan made prior to the end of the fiscal quarter for which any excess cash flow prepayment is payable. Excess Cash Flow means adjusted Consolidated EBITDA (to be negotiated and with customary addbacks for similarly situated companies) (“Consolidated EBITDA”) less cash interest, scheduled amortization of the Term Loan Facility, cash taxes, capital expenditures to the extent paid in cash, permitted investments (to be negotiated), cash dividends of up to $0.10 per share per quarter (to the extent permitted by the Definitive Senior Financing Documents) and tax payments in connection with the vesting of restricted stock units and stock grants (to the extent permitted by the Definitive Senior Financing Documents).

All mandatory prepayments of the Term Loan Facility shall be applied in the inverse order of maturity. Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Term Loan Facility, the Lenders thereof may waive the right to receive the amount of such mandatory prepayment.

Representations and Warranties:

Customary and appropriate for financings of this type (subject to exceptions to be determined and with qualifications and caveats customary for facilities of this nature), limited to the following: due organizations, powers, qualification, good standing, business subsidiaries, authorization, enforceability, no conflict, governmental consents, binding obligation, historical financial condition, no material adverse changes, no restricted junior payments, title to properties, liens, properties, intellectual property, litigation/adverse facts, payment of taxes, performance of agreements/material contracts, governmental regulation, employee benefit plans, certain fees, compliance with laws and regulations, environmental protection, employee matters, solvency, perfection and priority of liens securing the Term Loan Facility, governmental authorization, absence of third-party filings, securities activities/margin regulations, information regarding collateral, full disclosure, subordinated indebtedness, reporting to IRS, foreign asset control regulations, inactivity or immateriality of certain subsidiaries; provided that such representations and warranties shall, on the Closing Date, be limited in scope to the Specified Representations and the representations and warranties related to the Company identified in the third paragraph of the Commitment Letter to the extent permitted as a condition precedent to the availability of the Senior Term Loan pursuant thereto.

Financial Covenants:

Financial Covenants shall be limited to the following (each to be measured quarterly based upon Borrower’s consolidated financial statements (excluding Unrestricted Subsidiaries, as defined below):

Leverage Ratio - defined as the ratio of, without duplication, (i) all obligations of the Borrower and the Restricted Subsidiaries for borrowed money including but not limited to (a) senior bank debt, senior notes, and subordinated debt, (b) capital leases, (c) outstanding letters of credit, (d) guarantees of borrowed money, (e) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (1) due more than six months from the date of incurrence of the obligation in respect thereof or (2) evidenced by a note or similar written instrument, and (f) all indebtedness secured by any lien on any property or asset owned or held by the Borrower and the Restricted Subsidiaries regardless of whether the indebtedness secured thereby shall have been assumed by the Borrower and the Restricted Subsidiaries or is nonrecourse to the credit of the Borrower and the Restricted Subsidiaries (subject to exceptions to be agreed upon) to (ii) Consolidated

EBITDA of the Borrower and the Restricted Subsidiaries not in excess of 1.25:1.00. The Leverage Ratio will be tested quarterly with Consolidated EBITDA being calculated on a rolling four quarter basis.

Fixed Charge Coverage Ratio - defined as the ratio of (i) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries minus the sum of (a) cash taxes and (b) maintenance capital expenditures (excluding capital expenditures financed other than from internally generated cash) to (ii) cash interest expense plus scheduled debt payments (as such scheduled debt payments may be reduced from time to time by voluntary and mandatory prepayments) of at least the 1.50:1.00. The Fixed Charge Coverage Ratio will be tested quarterly and calculated on a trailing four quarter basis (with, for the avoidance of doubt, Consolidated EBITDA being calculated on a rolling four quarter basis). The foregoing notwithstanding, for any fiscal quarter after the Closing Date but prior to the anniversary thereof, the amounts in clause (ii) above for such period shall be annualized and calculated as follows: from the Closing Date through such fiscal quarter, such amount during such period shall be divided by the number of days in such period and then multiplied by 365 days.

Minimum Consolidated EBITDA. Consolidated EBITDA as calculated on a trailing four quarter basis of at least $100,000,000 adjusted to $50,000,000 upon the Classmates IPO.

Other Covenants:

Customary and appropriate affirmative and negative covenants for financing of this type (subject to exceptions and baskets to be mutually agreed upon and customary for financings of this nature), limited to the following: affirmative covenants regarding financial statements and other reports along with compliance certificates, existence, payment of taxes and claims, maintenance of properties, insurance, application of proceeds, inspection rights, lender meetings, compliance with laws, environmental matters, execution of subsidiary guaranty and personal property collateral documents, matters regarding additional real property and maintaining primary operating accounts with SVB (subject to SVB providing reasonable terms and excluding accounts of Intermediate Co., Target, and their respective subsidiaries); negative covenants limiting other indebtedness, liens, investments (including limitations on investments in Target (subject to a TTM cap of $15,000,000), mergers and acquisitions, contingent obligations, restricted junior payments (dividends, redemptions and payments on subordinated debt; provided however, tax payments in connection with the vesting of restricted stock units and stock grants shall be permitted in an amount to be negotiated), sales of assets, fundamental changes, amendments to related agreements, fiscal year, transactions with affiliates, conduct of business, sale-leasebacks, use of proceeds, ERISA liabilities and reporting requirements.

The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing or would result therefrom, the Classmates IPO and the payment of quarterly dividends up to $0.20/share by United Online, Inc. shall be permitted. For all purposes of the Definitive Senior Financing Documents, Intermediate Co., Target, their respective subsidiaries and, following a Classmates IPO, CMC and its subsidiaries will be “Unrestricted Subsidiaries” and will not be subject to the covenants, defaults or representations contained in the Definitive Senior Financing Documents.

Events of Default:

Customary and appropriate for financings of this type (subject to customary and appropriate grace periods qualifications and caveats), limited to the following: failure to make payments when due, defaults under indebtedness or contingent obligations in excess of specified amounts, noncompliance with covenants or any other provision of the Definitive Senior Financing Documents, breaches of representations and warranties, bankruptcy, dissolution, judgments in excess of specified amounts, attachments in excess of specified amounts, ERISA liability in excess of specified amounts, invalidity of loan documents, invalidity of guaranties, impairment of security interests in Collateral, repudiation of Collateral, and Changes of Control (to be defined).

Conditions Precedent to Funding:	The Borrower shall have satisfied the conditions set forth in Annex B attached to the Commitment Letter and the Specified Representations shall be accurate in all material respects.

Indemnification:

The Borrower shall indemnify the Administrative Agent, each Lender and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other expenses in a manner customary for financings of this type.

Assignments and Participations:

The Lenders may assign all or in minimum amounts of $1,000,000 any portion of their shares of the Senior Term Loan to their affiliates, to other Lenders, or to one or more financial institutions or institutional lenders that are Eligible Assignees

(as defined below). The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Senior Term Loan.

Eligible Assignee shall mean (a) any Lender, (b) an affiliate of any Lender, (c) an Approved Fund (to be defined) and (d) any other person approved by the Administrative Agent.

Waivers and Amendments:

Amendments and waivers will require the approval of Lenders holding in the aggregate more than 50% of the Senior Term Loan; provided that the consent of each Lender directly affected thereby shall be required for (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final and interim scheduled maturities or times for payment of interest or fees, (d) releases of all or substantially all the Collateral and (e) releases of all or substantially all of the Guarantors.

Taxes, Reserve Requirements and Indemnities:

All payments are to be made free and clear of any present or future taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.

Governing Law and Jurisdiction:

The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of California and will waive any right to trial by jury. California law shall govern the Definitive Senior Financing Documents.

Administrative Agent’s Counsel:	Bingham McCutchen LLP

ANNEX B
INITIAL CONDITIONS PRECEDENT

The obligation to make the Senior Term Loans under the Term Loan Facility is subject to the satisfaction of the conditions precedent set forth in the Commitment Letter and on this Annex B (all terms defined in the Summary of Terms and Conditions or in the Commitment Letter to which this Annex B is attached and not otherwise defined herein having the same meanings when used herein).

Senior Term Loan

The definitive documentation evidencing the Senior Term Loan (the “Definitive Senior Financing Documents”) shall be prepared by counsel to the Administrative Agent, shall be in form and substance consistent with the Commitment Letter (including without limitation the third paragraph thereof) and shall have been executed and delivered by the Credit Parties. Terms of the Term Loan Facility not set forth in the Commitment Letter shall be mutually agreed upon by the Borrower and the Administrative Agent. Such Definitive Senior Financing Documents shall provide for delivery of the following in customary form: legal opinions, officers’ certificates, incumbency certificates, compliance certificates, a solvency certificate from an officer of the Borrower, resolutions, corporate and public records, guaranties, security agreements, termination statements, IP security interest grants, foreign pledge agreements (upon the Administrative Agent’s reasonable request), UCC financing statements, stock certificates, insurance certificates.

Fees and Expenses:

All fees and expenses to be paid to the Administrative Agent or other Agents, the Administrative Agent and the Lenders as set forth in the Commitment Letter and the Fee Letter shall have been paid in full in accordance with the terms thereof.

Financial Statements:

The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Restricted Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date; and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Restricted Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date and after the most recently completed fiscal year of the Borrower for which audited financial statements have been prepared (but in any event excluding the fourth fiscal quarter of any fiscal year of the Borrower).

Closing Date Certificate:

On the Closing Date, the Borrower shall deliver to the Administrative Agent a Closing Date Certificate signed by the Borrower’s chief financial officer, demonstrating in reasonable detail that adjusted OIBDA (calculated in a manner consistent with Borrower’s prior practices) of the Borrower and the Restricted Subsidiaries for the most recently completed trailing four quarter period ended prior to the Closing Date for which financial statements are available pursuant to clauses (i) and (ii) of “Financial Statements” above of not less than $100,000,000.